Exhibit 99.1
CORPORATE PARTICIPANTS
Jon Stanner Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer
Rip Gellein Strategic Hotels & Resorts, Inc. - Chairman & CEO
Diane Morefield Strategic Hotels & Resorts, Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS
Bill Crow Raymond James & Associates - Analyst
Ryan Meliker MLV & Company. - Analyst
Rich Hightower ISI Group - Analyst
Smedes Rose Evercore Partners - Analyst
Lukas Hartwich Green Street Advisors - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q2 2014 Strategic Hotels & Resorts Earnings Conference Call. My name is Lisa, and I will be your operator for today.
At this time all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of the conference call. (Operator Instructions). As a reminder, this call is being recorded for replay purposes.
Now I would like to turn the call over to Jon Stanner, Senior Vice President, Capital Markets, Acquisitions and Treasurer. Please proceed sir.
Jon Stanner - Strategic Hotels & Resorts, Inc. - SVP, Capital Markets, Acquisitions & Treasurer

Thank you, and good morning, everyone. Welcome to the Strategic Hotels & Resorts second quarter 2014 earnings conference call.
Our press release and supplemental financials were distributed yesterday and are available on the Company's website in the Investor Relations section. We are hosting a live webcast of today's call which can be accessed by the same section of the site, with the replay of today's call available for the next month.
Before we get underway, I'd like to say that this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates and projections about the market and the industry in which the Company operates, in addition to management's beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included within our SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with Reg. G requirements.
I would now like to introduce the members of the management team here with me today. Rip Gellein, Chairman and Chief Executive Officer, and Diane Morefield, our Chief Financial Officer. Rip.
Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Thank you, Jon. Good morning, everyone. Yesterday we reported our results for the second quarter which was a very active quarter from a transaction perspective and another very solid quarter of operating results reflecting the continuation of the healthy and steady recovery in our industry.
Our Total RevPAR grew 7.2% in the quarter and EBITDA margins expanded 170 basis points, as we continue to report among the best, if not the best, margin expansion in the industry. This led to some impressive second quarter financial results. Our consolidated revenues grew 21.6% leading to a 14.3% increase in Comparable EBITDA and a 50% increase in Comparable FFO per share.
These strong operating results, combined with our recent balance sheet activity, have reduced our leverage by over a full turn of EBITDA since the beginning of the year, illustrating our firm commitment to and continued progress on improving our balance sheet so that its quality ultimately matches that of our world-class portfolio of assets.
Today, we will review our results from the second quarter, which once again topped consensus estimates, and touch on what we are seeing in the high-end segment of the market, particularly in light of the recent Smith Travel numbers you all have seen. We will provide our outlook for the remainder of 2014, which includes increasing the lower end of our guidance ranges for all of our key metrics, and preview what we are seeing as we look into next year.
Finally, we will review our recent transaction activity and how it fits within our longer-term corporate strategy.
RevPAR in our Total US portfolio increased 5.3% during the second quarter which was driven almost entirely by a 4.9% increase in average rate. While that growth rate was slightly behind the robust growth we have reported consistently throughout this recovery, it was generally in line with our expectations and partially a result of a very strong second quarter in 2013 when our RevPAR grew 9.5%.
This quarter was also impacted by weakness in the Chicago market. Excluding our two hotels in Chicago, our RevPAR growth would have been 7.3% in the second quarter.

As we have discussed over the past few quarters, an emerging theme in our industry is the accelerating recovery of group business and, once again, we had a great group quarter. While group room nights were essentially flat in the second quarter compared to last year, this still represented one of our strongest group quarters on record as we were building off the second quarter of 2013 when group revenues increased nearly 20% from 2012.
In total, we did over 30,000 more group rooms this quarter than in the second quarter of 2012, and that is in spite of losing about 8,000 group room nights in Chicago during the second quarter of this year.
Our resort properties in particular had a very strong quarter, with group revenue increasing 8%.
Offsetting some of the weakness in Chicago was the San Diego market where group demand increased 6.5% quarter-over-quarter. Group rooms at the Hotel del Coronado increased 13% in the quarter, leading to a 10% increase in RevPAR at that hotel.
Group rates for our entire portfolio increased 4% in the quarter and, importantly, spend per occupied room was up over 9%, a big driver of our outperformance.
When we look at these results in a historical context, our overall group demand in the second quarter of this year was very close to 2007 peak levels. Our forecast for the third quarter is also in line with previous peak.
Group room nights are up over 13% in the second half of the year, led by the third quarter which is currently up 17%. So the group rebound continues to be an important catalyst for our portfolio, and we expect 2014 to be the largest group demand growth year we have had since 2010, the first year of the recovery.
As we look into 2015, we feel good about our group pace in the first half of the year, and our first quarter numbers are particularly strong. The back half of the year is somewhat weaker at this point, but most of that is the result of the Westin St. Francis having fewer group room nights on the books as the city of San Francisco deals with the planned $500 million, 300,000 square-foot expansion of the Moscone Center.
Of course, long-term this expansion will be a tremendous benefit for the city of San Francisco and for the St. Francis, but it will force us to rely more on self-contained groups and transient business in the short-term. Luckily for us, and all of the other hotel owners in the city, there is not a better market in the country today to fill in gaps with transient business than the robust San Francisco market.
In addition, we have highlighted, and our results reflect, that group spending is coming back in a very meaningful way, even surpassing previous peak levels, providing another catalyst for revenue growth.
As I mentioned in the opening, we've been tracking the trends coming out of the weekly Smith Travel reports that have suggested some weakness in the luxury segment, particularly in the last three weeks of June and the first three weeks of July. For example, in the trailing four week period ending July 19th, luxury RevPAR growth was 2% compared with 7.4% growth for all chain scales.
As you would expect, our portfolio tracks more closely to the luxury set, and we experienced some of this weakness as our short-term transient booking pace during that timeframe fell off from its previous healthy levels. We have spent a tremendous amount of time discussing this time period with our hotel managers, trying to better understand whether this is a trend or merely a temporary blip.
Fortunately, all signs point to this being a passing issue, though there does not appear to be one definitive reason to point to that fully explains the results. Conversely, we think it was the confluence of several smaller factors that combined to create the disruption.
For example, we've heard repeatedly that high-end U.S. travel, both domestic and international, declined significantly during the World Cup as more people either went to Brazil or didn't travel at all. As we mentioned on our last call, our resorts in the first quarter were aided by poor weather on the East Coast and in the Midwest, and we believe that preempted some travel that would have otherwise happened in the second quarter. The bad weather had the additional effect of keeping schools in session longer which shortened the vacation season in the second quarter. And the Fourth of July was on a Friday this year, compared to Thursday last year which eliminated another vacation day and, in some instances, a full week of vacation for some Americans.
Thankfully we've seen a normalization in recent weeks and feel comfortable saying this was a short-term phenomenon which had an impact on our June and July numbers but should not have a lasting effect. As an example, while it is only a one week data point, luxury was the top performing sector for the week ending July 26th, with RevPAR growth of nearly 11%.
From a longer-term perspective it is also important to keep in mind the magnitude of the luxury segment's outperformance during this recovery. Luxury RevPAR has increased nearly 10% on a compounded annual basis from 2009 through 2013, while all chain scales grew only 6.4% compounded. Our portfolio, which is heavily weighted to, but not 100% luxury, grew 8.4% on a compounded basis during that timeframe which is nearly 200 basis points better than our hotels’ competitive set. That is a remarkable outperformance.
We remain confident there is more room for high-end lodging demand to grow, and with the very limited supply additions in our markets, we believe our hotels will continue to outperform the broader market and their competitive set.
On the transaction front, we had a very active and productive quarter completing nearly $2 billion of acquisition and financing related activity. For the full year, we have completed $2.7 billion worth of transactions.
In June, we closed on the purchase of the remaining 63.6% interest in the Hotel del Coronado that we did not previously own for $210 million in cash and the related debt. This implies a gross hotel valuation of $787 million which is a 6.2% cap rate on our forecasted 2014 NOI.
This is an iconic hotel, purchased at a significant discount to replacement cost and located in a rapidly improving market. RevPAR in the San Diego market was up nearly 13% in the second quarter and RevPAR at the Del has increased over 10% year to date.
Diane will cover our capital markets activities in more detail shortly but in the first half of the year we have taken advantage of the incredibly robust capital markets by raising or refinancing nearly $1.0 billion of capital and retiring $200 million of high cost preferred equity. Ultimately, this activity has allowed us to improve the overall quality of our portfolio, lower our cost of capital and further simplify and deleverage our balance sheet.

We continue to look for acquisition opportunities that fit both our qualitative criteria as well as our rigorous underwriting thresholds. Our pipeline of potential deals is fairly robust, though pricing for high quality assets in high quality markets has increased, demanding we continue to be disciplined in our approach.
We'd very much like to add assets to our already world-class portfolio if we can create shareholder value in the process, but we will not buy solely for the sake of achieving scale, and we remain committed to keeping our leverage in a prudent range.
We still view this recovery as having the potential to be longer than previous cycles, particularly given the lack of competitive supply we see in the pipeline of our existing markets and lodging demand growth that continues to outpace the country's rather tepid GDP growth, though we will gladly welcome more 4% growth quarters like we just saw in the second quarter.
Lastly, we are firm believers in the power of demographic shifts and those trends imply a very positive trajectory for hotel owners overall. The baby boomer generation is retiring and consuming more hotel nights. The middle class globally is expanding and traveling more frequently. And the millennial generation is a group of experience collectors as opposed to material collectors, which bodes quite well for the lodging industry and especially our portfolio for many years to come.
With that, I will turn the call over to Diane to discuss the results of the second quarter and our balance sheet activity in more detail. Diane.
Diane Morefield - Strategic Hotels & Resorts, Inc. - EVP & CFO

Thank you Rip. Good morning everyone.
As Rip has highlighted, we experienced a very strong quarter of financial results with our comparable EBITDA of $68.9 million, up 14.3% over last year and Comparable FFO of $0.21 a share representing a 50% increase over last year.
Our out-of-room spending during the quarter was tremendous, particularly on the group side, as our non-rooms revenue increased 9.4%, leading to a 7.2% increase in Total RevPAR. Our banquet revenues increased 8% and our average check increased nearly 9% year-over-year. Spend per occupied room increased 9%, led by our resort properties which experienced increases of 11% on a per room basis.
Again, we saw considerable strength in the Southern California market as spending at the Del increased nearly 30%, and at the Ritz Carlton in Laguna Beach, spending was up nearly 20% as compared to Q2 last year. This is a continuation of a very healthy trend we've seen across the portfolio over the past few quarters, evidencing the rebound in group business and an increasing propensity to consume once groups and guests are on-site.
Our transient rate in the quarter increased 5.5% while room nights were up just under 1% from the second quarter of last year.
Again, our resort properties led the way as transient rate increased at the Hotel Del by 25% and at both the Loews Santa Monica and Fairmont Scottsdale Princess by 12%.
From a segmentation perspective, our highest rated premium transient rate increased 17% year over year. While group nights were relatively flat in the second quarter, rates were 4% higher.
Rip already covered most of the details on our group performance, but we saw tremendous rate growth in this segment at the Del, which increased group rates 9% and at the Four Seasons Silicon Valley which had a 20% group rate increase.
Let me take a minute to expand further on what we saw in Chicago and how it impacted our second quarter results. Citywide rooms in the broader Chicago market declined by 35,000 nights, which was an 8% decrease, despite having three more citywide events compared to the second quarter of last year. Combined, our two hotels did 8,000 fewer group room nights in the second quarter compared to the prior year, leading to RevPAR declines of 4% and 5% respectively. This lowered our reported RevPAR growth from 7.3% to 5.3% and Total RevPAR growth from 9.2% to 7.2% in the quarter. However, the outlook for our Chicago hotels is much stronger in the second half of the year, returning to positive RevPAR growth and an increase in citywide room nights of 20% in the last two quarters of the year.
On the expense side, we had another excellent quarter improving productivity and holding expenses as EBITDA margins expanded 170 basis points, yielding a 2.6 times EBITDA growth to RevPAR growth ratio. Note that our second quarter results include approximately $1.2 million in deal costs that are running through G&A, primarily related to the refinancing activity that we completed in the quarter.
We had a very active quarter on the balance sheet front so let me summarize our transaction activity over the last few months.
In June, we sold 41 million shares of common stock, raising over $415 million in net proceeds which we used to purchase the remaining interest in the Hotel Del, redeem our Series C preferred equity shares and pay down the outstanding balance on the revolving credit facility. We also closed on the refinancing of two property-level mortgages which significantly lowered our borrowing costs.
We placed a seven-year, $120 million mortgage loan on the Loews Santa Monica priced at LIBOR plus 255 basis points, which was a reduction of pricing by 130 basis points from the prior mortgage loans.
We reduced the outstanding balance on the loan encumbering the Four Seasons D.C. by $10 million, placing a five-year $120 million loan at LIBOR plus 225, which was a reduction of 90 basis points from the prior loan and an outstanding all-in rate.
In July, we also paid off the $85 million loan that previously encumbered the InterContinental Miami, and we are currently evaluating financing alternatives for that asset.
And as we mentioned on our last call, in April we closed a new $300 million revolving credit facility that lowered our pricing and gives us more flexibility over the borrowing base assets.
We also terminated our remaining legacy $400 million notional value swap portfolio for $23 million, which will save us over $11 million in cash interest expense for the remainder of 2014.
This totals about $1 billion of financing activity over the last four months.

We have now retired both the Series A and Series C preferred equity shares which totaled approximately $200 million and was priced at a blended rate of 8.3%. This has reduced our annual preferred dividend obligation from its peak of $30 million to roughly $8 million per annum today.
We now only have one series of preferred remanding, the Series B, which is roughly $90 million in principal and is a material reduction from our original $370 million in preferred stock which was outstanding a few years ago. Eliminating this high cost preferred equity has lowered our borrowing cost, improved our leverage ratio and enhanced our corporate liquidity.
You will also notice on the balance sheet that we had $245 million of unrestricted cash at quarter end, but a portion of this was subsequently used to retire the Series C preferred in early July, which was held on the balance sheet separately as a preferred stock redemption liability.
We currently have roughly $10 million outstanding on our credit facility and another $9 million in letters of credit leaving us with roughly $280 million of capacity on the line.
We did increase the bottom end of our guidance ranges yesterday to reflect the strength of our results in the first half of 2014 and to reflect our outlook for the rest of the year. We now forecast both RevPAR and Total RevPAR growth to be in the range of 5.5% to 7% for the full year, which reflects a 50 basis point increase to the low end of the ranges.
Our EBITDA margins are forecasted to expand between 150 and 200 basis points and our comparable EBITDA is forecast in the range of $235 million to $250 million which is a $5 million increase to the bottom end. Finally, Comparable FFO is at $0.62 to $0.68 per share which is up from the previous guidance range of $0.59 to $0.68 per share.
With that we would now like to open the call for questions.
QUESTION AND ANSWER
Operator

(Operator Instructions).
Your first question is from the line of Bill Crow, Raymond James & Associates. Please proceed.
Bill Crow - Raymond James - Analyst

Rip, could you give us a little more detail on what your pipeline might consist of without being obviously specific? You talked about a robust pipeline for acquisitions. Could you kind of highlight some markets, the sort of assets you are looking at, that sort of thing?
Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Good morning Bill. We'd prefer to diversify from our West Coast focus at the moment. We would like to see a little diversification so we're looking at urban markets and resort markets more on the East Coast than on the West. Although we are still looking at some of those West Coast markets. This includes Boston, New York, D.C., South Florida as well as a couple of other key resort destinations.
We are committed to stay in that niche of assets -- the high-end luxury and upper upscale gateway city assets that we own today. We think that is important that we stay as pure as we can on that front. Those are the kinds of assets and that is the focus geographically.
Bill Crow - Raymond James - Analyst

All right. And then my other question was if you could just take a peek into 2015 on what the group pace is looking like. You were certainly a little more optimistic and outspoken a year ago talking about what 2014 was looking like and your optimism proved out correct. What are you seeing now as you look ahead a year into 2015?
Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Bill, by and large, the first quarter in 2015 and the first half actually in 2015 looks pretty good. The first quarter is actually stronger. It is a little early at this point to have the real clear view that we would like. The back half has a little weakness in it especially, as we said, in San Francisco because of the Moscone Center. By and large we are optimistic, but it is a little early. We'll give you more color next quarter.
Bill Crow - Raymond James - Analyst

Okay. How long do you think the Moscone interruption or disruption is going to persist?
Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

It is in phases over two to three years. I don't think we have got a good handle on exactly what that impact is going to be, but clearly it starts in the second half of next year. We will see. As you know, the good news is that there is no supply in that market at all. We think that it will have some effect, but it will be moderated by the transient business that is in that market for sure.
Bill Crow - Raymond James - Analyst

Great. Thank you. I will let someone else ask some questions.

Operator

Our next question comes from the line of Ryan Meliker, MLV & Company. Please proceed.
Ryan Meliker - MLV & Co. - Analyst

I just had a couple of questions I was hoping you might be able to help me out with. First of all, you guys had a really strong group pace for the year. I know you mentioned that it was much stronger in the first half of the year than the back half of the year. Can you give us any indication in terms of how Q3 looks versus Q4 from a group pace perspective?
Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Are you talking about 2014?
Ryan Meliker - MLV & Co. - Analyst

Yes, for 2014.
Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

For 2014 the group pace in Q3 is up 17%. Overall I think we said it was 13% for the back half. It is pretty darn strong.
Ryan Meliker - MLV & Co. - Analyst

Yes. It looks pretty good. That is fantastic. In the quarter you were able to buy out your JV partners from two of your assets, and you still have two more JVs out there. Is there a plan to eventually take out GIC and KSL from those two properties or is that not on the horizon? Are there discussions yet? Is there any color you can give us in terms of what the game plan is for those properties?
Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

As it relates to La Jolla, I don't think that that would be in the plans for the moment. We just put a lot of money in the hotel, and it is in good shape today. It is also a suburban asset.  I would think that in the end, we would probably market that hotel when it matures from this recent capital infusion.  I wouldn't see us buying GIC out.

As it relates to New York, New York is a long-term hold for us. We and KSL are working hard on that asset and its many opportunities. At the appropriate time would we love to own that hotel long-term and potentially buy out their interest? You might see that happen.

Ryan Meliker - MLV & Co. - Analyst

Okay. I have one more question which might be more for Diane. You guys have year-to-date RevPAR growth of 5.7%, which is towards the low end of your full year guidance, and margin growth of 180 basis points, which is above the midpoint of your margin guidance. You are obviously expecting RevPAR to accelerate in the back half of the year, but you are not really looking for margins to accelerate. Now I know margins were great in the first half of the year; certainly better than we were expecting. Is there anything that is going to happen in the back half of the year that would limit that margin expansion relative to the front half?
Diane Morefield - Strategic Hotels & Resorts, Inc. - EVP & CFO

On the margin expansion, we brought up the lower end of the range from 120 to 150. So we are very comfortable with the 150 to 200 overall. And as you pointed out, the RevPAR growth was lower first half than what we are forecasting in the second half, but the displacement really affected the first part of the year, particularly the first quarter.
We reported 6.3% RevPAR in the first quarter and that might have been closer to 9% without displacement. So again, the trend you are seeing is accurate as far as RevPAR. We think margins will just hold study in that 150 to 200 range.
Ryan Meliker - MLV & Co. - Analyst

Okay, that is great, thanks. One last quick one here. You guys have now done a lot of work on the balance sheet. You have reduced the scale of your preferred as a portion of the capital stack. It looks like net debt including preferreds to be towards the midpoint of your guidance for EBITDA for 2014 is under 5 times. Any thoughts about instituting a common dividend?
Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Yes. We have had a number of discussions with our shareholders over time, and our continued response is we are committed to do three things. We are committed to continue to strengthen the balance sheet. We are committed at this point in the cycle to be able to grow if we can find the right deals. We are committed longer term to reinstituting the dividend.
I think we are still focused today on improving the balance sheet and making sure we get toward the middle or lower end of our ranges. As we talk to our major shareholders, I think they are in concert with us on those priorities.

So you will see us reinstitute our dividend. We currently do have NOLs that don't require us to do it, but we are still very much committed to do it. We just think that strengthening the balance sheet and if there are good growth opportunities that is where our shareholders will benefit most from our near-term cash investment.
Ryan Meliker - MLV & Co. - Analyst

Okay, that is all for me. Thanks a lot.
Operator

Our next question comes from the line of Rich Hightower from ISI. Please proceed sir.
Rich Hightower - ISI Group - Analyst

One quick housekeeping question. Can you remind us if the Westin St. Francis still had any renovation displacement in the second quarter? I know that it did in the first. If so, what would the RevPAR growth have been at that asset minus the displacement?
Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

There wasn't really any material displacement in Q2. I think there was a little bit in the first week of April or something like that when they were finishing up, but there was nothing material.
Rich Hightower - ISI Group - Analyst

Okay. Great. My second question is a little bit more of a bigger picture strategy question. Post Orange Capital involvement in the stock, you did take on one of their board recommendations. I'm just wondering if anything substantive has changed or been amended in the Company's strategy since that time. It doesn't really sound like it, but just would appreciate some additional color on the new board member.
Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

No. Dave Johnson is the new board member. He has been a great addition to the board. I like Dave a lot. He has a good hotel background. He is the CEO of Aimbridge. So he lends a good hospitality expertise to the Board. He is wholeheartedly in support of the strategy that we've been outlining, and I think consistently executing. So the answer is no change, and the board is strong and healthy.
Rich Hightower - ISI Group - Analyst

Okay. That is it for me. Thanks Rip.
Operator

Our next question comes from the line of Smedes Rose of Evercore. Please proceed.
Smedes Rose - Evercore Partners - Analyst

I wanted to ask you on the pipeline for acquisitions are you seeing any significant changes around pricing year to date?
Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

I don't know that we are seeing significant changes. I mean it is robust, if you will, and people's expectations continue to be high. The debt financing that is available is actually amazing.
We haven't seen it to be so aggressive at the luxury and upper upscale end as you may have seen it at the select service side, and we have heard stories recently of select service financing being available like an 80% LTV, which we haven't seen in the upper end segments today.
Sellers are aggressive. They may be even waiting a little while hopeful of riding the recovery a little bit further. But the deals we have been able to do, we think we have done at attractive prices and attractive yields. So that is where we are going to try to focus.
Smedes Rose - Evercore Partners - Analyst
And what sort of LTV's are you seeing on the luxury sector? If it is 80% on select service, what is it at the higher end?
Diane Morefield - Strategic Hotels & Resorts, Inc. - EVP & CFO

You can probably push it to the 70% range with mezz. The REITs generally stay in the 50% LTV, but clearly private equity, if they wanted to push it to 70% plus, there is money there for it.
Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

For us, we don't really want to push it much beyond 50%. If we find a good deal, there is plenty of capacity out there for a 50% loan on our kind of assets.

Smedes Rose - Evercore Partners - Analyst

Okay, thank you. I wanted to ask you as well -- you mentioned some of your early kind of reading on the group pace for 2015 -- are there any particular groups that stand out as showing strength maybe into next year that has changed from what you have seen historically? I know in the past you have mentioned pharmaceuticals and some of the other higher-end groups. I'm just wondering if there's anything different on that front.
Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

No, it has sort of gotten back to where it was when it was really strong. I mean the pharmaceutical groups are clearly number one, the financial services groups and insurance are sort of in that number two, three slot and then the technology folks especially on the West Coast.
Those are the stronger groups. Their businesses are good. Their businesses are expanding. As we have said over and over again, their spend at the luxury and upper upscale end has been really impressive. More of the same is what we are looking for going forward.
Smedes Rose - Evercore Partners - Analyst

Great. All right, thank you.
Operator

Out next question comes from the line of Lukas Hartwich of Green Street Advisors. Please proceed.
Lukas Hartwich - Green Street Advisors - Analyst

Can you provide your current portfolio's EBITDA margin at the last peak?
Diane Morefield - Strategic Hotels & Resorts, Inc. - EVP & CFO

Sure. Yes, the EBITDA margin at the last peak was 25%, and we'll probably exceed that this year. So pretty much all the metrics are above the last peak with the exception of GOP margins, which are still a bit below last peak. But again, as we continue to push rate, we will see that recover as well.
Lukas Hartwich - Green Street Advisors - Analyst

All right, that is helpful. And then can you guys talk about the dramatic pickup at Lincolnshire?
Diane Morefield - Strategic Hotels & Resorts, Inc. - EVP & CFO

Yes. It was a low bar.
Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

It was a low bar. It had a lot of trouble last year. There was a flood, if you will remember, and then we put some capital in it. So it came off a pretty low base, but we are pleased. I mean it is coming back. It is in good shape. And that market seems to be strengthening a little bit. The growth was pretty much because of the fact that you were starting from essentially zero.
Lukas Hartwich - Green Street Advisors - Analyst

Great. That is it for me. Thank you.
Operator

There are no additional questions at this time. I would now like to turn the presentation back over to Mr. Rip Gellein for closing remarks.
Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman & CEO

Thank you, everyone, for joining the call. It was a great quarter. We look forward to talking to you in the next quarter. Have a great day.
Operator
Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect. Have a great day.